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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                   FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES AND EXCHANGE ACT OF 1934



                                 May 25, 2001
               Date of report (Date of earliest event reported)



                              G & L REALTY CORP.
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              (Exact name of registrant as specified in charter)




          Maryland                        1-12566                 95-4449388
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(State or Other Jurisdiction of        (Commission File     (IRS Employer
        Incorporation)                    Number)            Identification No.)


             439 N. Bedford Drive, Beverly Hills, California 90210
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           (Address of principal executive of offices)   (Zip code)

       Registrant's telephone number including area code: (310) 273-9930

                                Not applicable.
                       ---------------------------------
         (Former name or former address, if changed since last report)

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Item 5.   Other Events.

          On May 10, 2001, G & L Realty Corp. (the "Company") entered into an Agreement and Plan of Merger (the "Agreement") with G & L Acquisition, LLC, a limited liability company that is wholly owned by Daniel M. Gottlieb and Steven
D. Lebowitz, the Chief Executive Officer and the President, respectively, of the Company, for the acquisition of the Company's publicly-held common stock for a cash price of $12.00 per share. The Agreement is filed as Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001. Pursuant to the Agreement, the Company is permitted to provide confidential information to G. Realco LLC, Trans Healthcare, Inc., Lillibridge Health Trust and Lyle Weisman, each of which had expressed an interest in evaluating a possible transaction with the Company.

          As of the date of this Report, each of G. Realco LLC, Trans Healthcare, Inc. and Lillibridge Health Trust have indicated to the Company that they are currently not interested in pursuing an opportunity with the Company. On May 17, 2001, Lyle Weisman indicated to the Company that he and his associates intend to submit a proposal to the Company within two weeks at a price and upon terms that they believe will be substantially better than the price and terms of Messrs. Gottlieb and Lebowitz in the Agreement. As of the date of this Report, the Company has not received any proposal from Lyle Weisman and his associates. No assurances can be given that any such proposal will be forthcoming, or that, if forthcoming, any such proposal will result in a definitive agreement, or a completed transaction.

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                                  SIGNATURES

          Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        G & L REALTY CORP.


                                        By:     /s/ David E. Hamer
                                                -----------------------
                                                David E. Hamer
                                                Chief Accounting Officer

DATED:    May 25, 2001

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